Exhibit 23.2

The accompanying financial statements give effect to an amended and restated certificate of incorporation which will increase the number of authorized shares to 600 million shares, to a 1,465.4874-for-one split for the common stock of Graham Packaging Company, Inc. and to a 3,781.4427-for-one split for the partnership units of Graham Packaging Holdings Company, which will take place prior to the effective date of the initial public offering. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the filing of the amended and restated certificate of incorporation and the completion of the 1,465.4874-for-one split of the common stock of Graham Packaging Company, Inc. and the 3,781.4427-for-one split of the partnership units of Graham Packaging Holdings Company described in Note 25 to the financial statements and assuming that from December 22, 2009 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or disclosure therein.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

February 1, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of our report dated December 22, 2009, except for Note 25, Subsequent Events, as to which the date is February    , 2010, relating to the consolidated financial statements of Graham Packaging Company Inc. and subsidiaries and the related financial statement schedules (which report expresses an unqualified opinion on the financial statements and financial statement schedules) appearing in the prospectus, which is part of this registration statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

Philadelphia, Pennsylvania

February     , 2010